Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Form S-1

(Form Type)

General European Strategic Investments Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock	457(o)	26,000,000	4.00	104,000,000.00 (1)	0.0001102	11,460.80(1)

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts							$11,460.80

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$11,460.80

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. The Registrant may increase or decrease the size of the offering prior to effectiveness. Includes the offering price of the additional shares of common stock that the underwriters have the option to purchase from the Registration as further described in the Registration Statement under the heading, “Underwriting (Conflicts of Interests).”